Exhibit 77Q1(a) - Certificate of Amendment to Certificate of Statutory Trust of Phoenix-Euclid Funds.


STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
TO CERTIFICATE OF STATUTORY TRUST
OF PHOENIX - EUCLID FUNDS


This Certificate of Amendment is being executed as of February 10, 2005 for the purposes of amending the Certificate of Statutory Trust filed with the Secretary of State of the State of Delaware on February 3, 2005 and amended March 1, 1999 pursuant to the Delaware Statutory Trusts Act, 12 Del. C. section 3801 et. seq. (the "Act").

	The undersigned hereby certifies as follows:

1.	The name of the statutory trust is Phoenix-Euclid Funds.

2.	The name of the statutory trust shall be amended by
the filing a Certificate of Amendment to Certificate of Statutory Trust as follows:

Name:  The name of the statutory trust is Phoenix Portfolios.

3.	Effective Date and Time: This Certificate of Amendment
to Certificate of Statutory Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being one of the trustees of the Trust, have executed this Certificate of Amendment to Certificate of Statutory Trust as of the day and year first above written.


		By: /s/ Daniel T. Geraci
		Name: Daniel T. Geraci
		Title:   President